Exhibit 10.23

January 17, 2019

Dr. John Mendlein

Re:    Strategic Advisor & Transition Agreement

Dear John:
Thank you for your contributions over the last eight years toward building ModernaTX, Inc. (the “Company”), both while you served as a member of the Company’s Board of Directors (the “Board”) and, later, as an employee. This letter sets forth an agreement (“Agreement”) between you and the Company relating to your transition from employment.
The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship. To that end, the Company is proposing an arrangement that would allow you the opportunity to provide post-employment consulting services as a non-employee strategic advisor and receive other benefits described below in exchange for you entering into, not revoking, and complying with this Agreement. The Company also acknowledges that, after the Last Date of Employment (as defined below) you will be advising other companies, as well as potentially becoming an employee of one or more companies, subject to the restrictions in this Agreement.
You acknowledge that you are entering into this Agreement knowingly and voluntarily. By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you. By entering into this Agreement, you are not admitting that you violated any legal obligation that you owed to the Company.
With those understandings, you and the Company agree as follows:
1.Transition from Employment to Non-Employee Strategic Advisor
This confirms that your employment with the Company will end effective on February 1, 2019 (the “Last Day of Employment”). You further confirm that you have resigned from all other positions that you hold with the Company as an officer, director or otherwise effective on the Last Day of Employment, and you agree to execute any documents reasonably requested by the Company in order to effectuate such resignations. The Company shall pay you your base salary and accrued vacation (if any), through the Last Day of Employment. The Company also will give you notice in a separate communication following the Last Day of Employment of your right to elect to continue to participate in the Company’s medical, dental and vision plan pursuant to COBRA.
2.    Post-Employment Consulting as a Non-Employee Strategic Advisor

(a)    Consulting Period. Provided that you enter into, do not revoke, and comply with this Agreement, then immediately after the Last Day of Employment and with no break in the service relationship, you will provide services to the Company as a consultant for a period of up to six (6) months following the Last Day of Employment on an as-needed basis for up to ten (10) hours per week. The period during which you perform consulting services will be referred to herein as the “Consulting Period.” The Consulting Period will end on the six (6)-month anniversary of the Last Day of Employment, provided that the Consulting Period is subject to earlier termination in the following circumstances: (i) by you for any reason upon not less than ten (10) days’ written notice to the Company, or (ii) by the Company for Cause upon written notice to you, where “Cause” shall mean your breach of this Agreement that is not susceptible to cure (or, if subject to cure, is not cured within ten (10) days of your receipt of written notice of Cause from the Company), including without limitation your breach of any of the Restrictive Covenants set forth on Exhibit A that is not susceptible to cure (or if subject to cure, is not cured within ten (10) days of your receipt of written notice of Cause from the Company).
(b)    Consulting Services. During the Consulting Period, you will, if so requested by the Company’s Chief Executive Officer (“CEO”), advise the Company regarding certain strategy and business development matters and any such other matters that may be reasonably requested by the Company (the “Services”) for up to ten (10) hours per week. You agree to perform the Services on an as-needed basis at such times and places as are mutually agreed upon by you and the Company. The Restrictive Covenants set forth in Exhibit A shall apply during the Consulting Period and thereafter in accordance with their terms. You acknowledge and agree that during the Consulting Period, you shall perform the Services as an independent contractor and not as an employee or agent of the Company. You further acknowledge and agree that, during the Consulting Period, you are not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.
(c)    Consulting Fees. The Company shall pay to you during the Consulting Period a monthly consulting fee which shall be equal to $62,500 per month (the “Consulting Fees”). If the Consulting Period ends prior to the six (6)-month anniversary of the Last Day of Employment in accordance with Section 2(a), then the Company shall pay you a pro-rated monthly consulting fee for the last month of the Consulting Period, and you shall not be owed any further Consulting Fees from the Company, provided that in the event that the Consulting Period ends pursuant to a Company termination without Cause, the Company shall pay you, on a monthly basis, the remaining consulting fees that would have been paid through the remainder of a 6-month consulting period.
3.    COBRA Health Continuation
Provided that you enter into, do not revoke, and comply with this Agreement, then if you were participating in the Company’s group health plan immediately prior to the Last Day of Employment and you elect COBRA health continuation, the Company shall pay you a monthly taxable cash payment during the Consulting Period or your COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the

Company would have made to provide health insurance to you if you had remained employed by the Company, based on the premiums as of the Last Day of Employment (the “COBRA Payment”).
4.    2018 Bonus
In addition to the other benefits set forth in this Agreement, and provided that you enter into, do not revoke, and comply with this Agreement, the Company shall pay you a 2018 annual bonus at target, which you agree is $250,000 (the “2018 Bonus”). The 2018 Bonus shall be paid out in a lump sum when annual bonuses are paid out to the Company’s executives for 2018, provided that the 2018 Bonus shall be paid no later than March 15, 2019.

5.    Equity
(a)    You acknowledge and agree that as of the Last Day of Employment, you have three fully vested and exercisable stock options related to your Board and employee roles (the “Vested Awards”). You further acknowledge and agree that as of the Last Day of Employment, you have partially vested in the option granted to you on February 28, 2018 (the “2018 Option”) to purchase common shares of Moderna, Inc., the Company’s parent (“Parent”), pursuant to the Parent’s 2016 Option and Grant Plan (“Equity Plan”). All shares of the 2018 Option that are not vested as of the Last Day of Employment shall lapse on that date and will not be exercisable, other than the Extension Shares (defined below), which shall be treated as described below. The Equity Plan, together with the stock option agreements governing the Vested Awards and the 2018 Option, are referred to herein as the “Equity Documents.” A full and complete summary of your equity awards as of the Last Day of Employment are summarized in Exhibit B.
(b)    On the Last Day of Employment, 458,715 shares of the 2018 Option have vested, all of which remain exercisable (the “Vested Shares”). In addition, notwithstanding anything to the contrary in the Equity Documents, the shares of the 2018 Option that are scheduled to vest during the Consulting Period will continue to vest and shall be referred to herein as the “Extension Shares” (the shares of the Vested Awards, the Vested Shares, and the vested Extension Shares are collectively referred to as the “Exercisable Shares”). The Exercisable Shares continue to be subject to the terms of the applicable Equity Documents, provided, however, that subject to (i) your continuing compliance with all of the terms of this Agreement, including without limitation the Restrictive Covenants set forth on Exhibit A, as determined in good faith and in the sole, reasonable discretion of the Board, and (ii) you signing and returning the Follow-On Release attached hereto as Exhibit C within ten (10) days after the last day of the Consulting Period, the Company shall extend the time during which you may exercise the Exercisable Shares until the earlier of (i) the original 10-year expiration date for such Exercisable Shares as provided in the applicable Equity Documents, or (ii) six (6) months after the last day of the Consulting Period (the “Extended Exercise Period”). You understand and agree that the Board’s good faith, reasonable determination of whether you have continued to comply with all of the terms of this Agreement and the Restrictive Covenants shall be final and binding, and shall not be subject to challenge or appeal, and that if you bring a claim regarding such a determination by the Board and the Board prevails, you will be obligated to pay all of the

Company’s costs relating to any such claim, including attorneys’ fees and expenses. If the Board determines that you have violated any term of this Agreement or the Restrictive Covenants, the post-termination exercise period for the Exercisable Shares shall terminate thirty (30) days after the date of the Board’s written notice to you of such violation (or by the original 10-year expiration date for the Exercisable Shares, if earlier).
6.    Restrictive Covenants; Continuing Obligations
You acknowledge and agree to be bound by the restrictive covenants set forth in Exhibit A (the “Restrictive Covenants”), including without limitation the obligation to maintain the confidentiality of Proprietary Information as defined in Exhibit A, to return documents and other property of the Company, and not to compete or engage in solicitation as defined in Exhibit A. The Restrictive Covenants are incorporated by reference as material terms of this Agreement.
7.    Return of Property
You confirm that, to the best of your knowledge, you have returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Last Day of Employment, including without limitation your cell phone and personal computer, other than those files or documents that the Company directs you to retain for purposes of the Consulting Period, which shall be fully and finally deleted and purged after the termination of the Consulting Period. In the event that you discover that you continue to retain any such property beyond the timeframes set forth in this Section 7, you shall return it to the Company immediately.
8.    General Release of Claims
(a)    Release of Claims. In consideration for, among other terms, the Consulting Period, the Consulting Fees, the COBRA Payments, and other benefits described above, you voluntarily release and forever discharge the Company, its Parent and affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

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of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, Chapter 151B of the Massachusetts General Laws, and the California Fair Employment and Housing Act);

•	under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act);

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for wages, bonuses, incentive compensation, units, restricted common units, options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorneys’ fees;

provided, however, that this release shall not: (i) affect your vested rights under the Company’s ERISA plans, including but not limited to its Section 401(k) plan; (ii) affect your rights under this Agreement; (iii) release the Company from any obligation which cannot be released as a matter of law, including, but not limited to, obligations under workers’ compensation or unemployment compensation laws; (iv) release any rights arising under any applicable equity plan or agreement; or (v) release any of your rights to coverage and indemnification under the Company Bylaws, Company’s directors’ and officers’ liability insurance policies, Company’s employment practices liability insurance policies, and any other applicable Company plans or policies, subject to the terms and conditions of same.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorneys’ fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.
(b)    Waiver of California Civil Code Section 1542. You understand that you may later discover Claims or facts that may be different than, or in addition to, those which you now know or believe to exist with regards to the subject matter of this Agreement, and which, if known at the time of signing this release, may have materially affected this Agreement or your decision to enter into it. Nevertheless, you hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. You have been made aware of, and understand, the provisions of California Civil Code Section 1542 and hereby expressly waive any and all rights, benefits and protections of the statute, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
9.    Non-Disparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates; its or their products or services provided or to be provided; its or their current or former officers, directors, stockholders, members, employees, managers or agents; and its or their business affairs or financial condition. For its part, the Company will instruct in writing the members of the Board as well as the Company’s executive management team not to make any disparaging statements concerning you. These non-disparagement obligations shall not in any way affect either party’s obligation to testify truthfully in any legal proceeding.
10.    Future Cooperation
You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information; and (iii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this Section 10 to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls you as a witness. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.
11.    Protected Disclosures and Other Protected Actions
Nothing contained in this Agreement or the Restrictive Covenants limits your ability to communicate with or file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action). In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenants for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

12.    Taxes
The Company shall make deductions, withholdings and tax reports with respect to benefits under this Agreement that it reasonably determines to be required. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any benefits or for any deduction or withholding from any benefit.
13.    Other Provisions
(a)    Termination in the Event of Breach. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement and to demand immediate repayment of any amounts of the Consulting Fees and the COBRA Payments and forfeiture of your unvested Extension Shares. Any such actions in the event of your breach will not affect the Restrictive Covenants or your continuing obligations under this Agreement.
(b)    Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
(c)    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement or the Restrictive Covenants) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(d)    Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.
(e)    Jurisdiction; Forum Selection. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue. You further agree that any claims or legal action in connection with your employment with the Company, any other relationship between you and the Company, or the enforcement of this Agreement shall be commenced and maintained solely in a state or federal court located in the Commonwealth of Massachusetts.

(f)    Equitable Relief; Attorneys’ Fees. You agree that it may be difficult to measure any harm caused to the Company that results from a breach by you of your promises set forth in Sections 6, 7, 9, 10 or the Restrictive Covenants (the “Specified Sections”). You further agree that money damages may be an inadequate remedy for any breach of any of the Specified Sections. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under any of the Specified Sections, the Company may, in addition to all other remedies it may have, seek an injunction or other appropriate equitable relief to restrain any such breach. You further acknowledge and agree that if you violate the Specified Sections, in addition to all other remedies available to the Company at law, in equity, and under contract, that you are obligated to pay all of the Company’s costs of seeking enforcement of the Specified Sections, including reasonable attorneys’ fees and expenses, in the event that the Company prevails in such enforcement action.
(g)    Governing Law; Interpretation. This Agreement (including, without limitation, the Restrictive Covenants) shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.
(h)    Entire Agreement. This Agreement, including the Restrictive Covenants, constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, except the Equity Documents (subject to the terms of this Agreement), the 401(k) plan, and any plans, agreements or obligations referenced as surviving herein.
(i)    Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by Annie Drapeau (annie.drapeau@modernatx.com) at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Annie Drapeau, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) business day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).
(j)    Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.
[Signature page follows.]

Please indicate your agreement to the terms of this Agreement by signing and returning to Annie Drapeau the original or a PDF copy of this letter within the time period set forth above.
Sincerely,
MODERNATX, INC.

By:     /s/ Annie Drapeau____________        1/17/19_______________________
Annie Drapeau                Date
Chief Human Resources Officer

Attachments:     Exhibit A: Restrictive Covenants
Exhibit B: Equity Summary
Exhibit C: Follow-On Release

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ John Mendlein__________________        20190117_____________________
John Mendlein                        Date

EXHIBIT A
Restrictive Covenants
In connection with my cessation of employment from ModernaTX, Inc. (including its subsidiaries and other affiliates and its and their successors and assigns, the “Company”) and in consideration and as a condition of the effectiveness of the Strategic Advisor & Transition Agreement (the “Agreement”) to which this Exhibit A is attached, I hereby agree with each of the following restrictive covenants. I acknowledge and agree that these covenants are necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants of the Agreement. I further acknowledge and agree that to the extent applicable, these covenants apply to the entire tenure of my employment with the Company, during the Consulting Period and thereafter as set forth herein. Terms with initial capitalization not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement.
Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”) and all tangible embodiments thereof are and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations, litigation, contracts and vendor identities and characteristics; (b) marketing information, including strategies, methods, customer or business partner identities or other information about customers or business partners, prospective customer or business partner identities or other information about such prospective customers or business partners, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational, technological and scientific information, including plans, specifications, manuals, forms, templates, software, pre-clinical and clinical testing data and strategies, research and development strategies, designs, methods, procedures, formulae, data, reports, processes, sequences, samples, chemical compounds, biological materials discoveries, inventions, improvements, concepts, ideas, and other Developments (as defined below), know-how and trade secrets; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers, suppliers, business partners or other third parties. Notwithstanding the foregoing, Proprietary Information will not include (i) information in the public domain that entered the public domain through no fault of mine; and (ii) information that must be disclosed for legal or regulatory reasons, provided that for (ii), reasonable notice is provided by me to the Company to take measures to protect such Proprietary Information.
Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee or consultant of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment, except to the extent that the Company directs me to retain any files or documents containing Proprietary Information for use during the Consulting Period, in which case I will immediately return such files or documents to the Company following the termination of the Consulting Period and destroy any copies of Proprietary Information that remain in my possession following the Consulting Period. The confidentiality terms set forth in this Exhibit A are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that I may have relating to the protection of the Company’s Proprietary Information.
Notification to Company. In the event I am questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive Proprietary Information in regard to any Proprietary Information or concerning any fact or circumstance relating thereto, I will promptly notify the Company.
Rights of Others. I understand that the Company is now and may hereafter be subject to nondisclosure or confidentiality agreements with other persons or entities that require the Company to protect or refrain from use or disclosure of proprietary information of such other persons or entities. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information of others. I understand that the Company strictly prohibits me from using or disclosing confidential or proprietary information belonging to any other person or entity (including any employer or former employer), in connection with my employment or consulting. In addition, I agree not to bring any confidential information belonging to any other person or entity onto Company premises or into Company workspaces.
Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company and as a non-employee during the Consulting Period, I will not, directly or indirectly, engage in any other business activity, except as expressly authorized in writing and in advance by the Chief Executive Officer (“CEO”) of the Company; provided that the Company expressly acknowledges that I will serve as an Executive Partner at Flagship Pioneering and as a director on the board of directors of Fate Therapeutics and aTyr Pharma. I will advise the CEO of the Company at such time as any activity of either the Company or another business presents me with an opportunity that I reasonably believe constitutes a conflict of interest as an employee or a consultant of the Company during the Consulting Period. I will take whatever action is reasonably requested of me by the Company to resolve any conflict or appearance of conflict which exists.
Developments

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I have made and will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, data, databases, computer programs, research, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, and other intellectual property, including works-in-process (collectively “Developments”) whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment or while I am working as a consultant for the Company, together with anything tangible which evidences incorporates, constitutes, represents or records any such Developments; provided, however, that all parties acknowledge that the term Developments does not include or incorporate pre-employment Developments of aTyr Pharma, Fate Therapeutics, Axcella Health, or Editas, or those set forth on Schedule 1. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in and to all Developments created during the period of my employment with the Company or the Consulting Period that (a) relate to or are derived from Developments (as such term is defined above); or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company ((a) through (c) collectively, the “Company-Related Developments”), together with all products or services which embody such Company-Related Developments and with all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, sui generis database rights and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”). I agree that all Company-Related Developments and Intellectual Property Rights therein are the sole property of the Company; provided however such Intellectual Property Rights are subject to the carve out set forth above for Developments and that the carve out for Developments also applies to Company-Related Developments.

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To preclude any possible uncertainty, if there are any Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Exhibit A (“Prior Inventions”), I have set forth on Schedule 1 attached hereto a complete list of those Prior Inventions. If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Schedule 1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for confidentiality reasons. If there are any patents or patent applications in which I am named as an inventor, other than those that have been assigned to the Company (“Other Patent Rights”), I have also listed those Other Patent Rights on Schedule 1. If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with or consulting for the Company, I incorporate a Prior Invention into a Company product, process or machine, research or development program, or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license (with the full right to sublicense through multiple tiers) to make, modify, use, sell, offer for sale, import, disclose, publish, reproduce, deliver, perform, and dispose of, and to authorize others to do each of the foregoing acts with respect to, such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related

Development without the Company’s prior written consent. I will not, without the Company’s prior written consent, incorporate into any Company product or otherwise deliver to the Company any software code that is subject to any license that by its terms requires, or conditions the use or distribution of such code on, the disclosure, licensing or distribution of such Company product or any source code owned or licensed by the Company (e.g., software code licensed under the GNU GPL, LGPL or AGPL).

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This Exhibit A does not obligate me to assign to the Company any Development that, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment with the Company and the Consulting Period, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Exhibit A is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights that I may have or accrue in any Company-Related Developments.

Documents and Other Materials

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I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment and/or the Consulting Period, which records will be available to and remain the sole property of the Company at all times and will be returned to the Company in accordance with the terms of this Exhibit A.

•
All files, letters, notes, memoranda, reports, summaries, presentations, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information (collectively, “Tangibles”), whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation smart phones, computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.

Enforcement of Intellectual Property Rights

•
I will cooperate fully with the Company, both during and after my employment with the Company and both during and after the Consulting Period, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments, including, but not limited to, the preparation and filing of all papers and other documents as may be required to perfect the Company’s Intellectual Property Rights in and to any of such Company-Related Developments and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Company-Related Developments or Intellectual Property Rights therein in the United States and in any and all other countries, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to me personally will be assigned by me to the Company or its designee without charge by me. I will sign, both during and after my employment and both during and after the Consulting Period, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or Intellectual Property Rights therein. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development, including any Intellectual Property Rights therein.
Nonsolicitation and Noncompetition

•
In order to protect the Company’s Proprietary Information and goodwill, during my employment and for a period of six (6) months following the date of the cessation of my employment (the “Last Date of Employment”) (such period, the “Restricted Period”):

I shall not in any manner, solicit, entice or attempt to persuade any employee, contractor or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is then employed or engaged by the Company.

1.
I shall not directly or indirectly, whether as principal, owner, partner, shareholder, member, director, manager, officer, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, (i) provide any of the types of services that I provided to the Company during the last one year of my employment in connection with any Competitive Business or (ii) engage or otherwise participate in any Competitive Business; provided that this provision shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company or my investment in Abide Therapeutics, Inc. For purposes of this Exhibit A, and notwithstanding anything to the contrary in any other agreement between the Company and me,

•	“Competitive Business” shall mean any business that researches, develops, manufactures, markets, utilizes, licenses, sells, performs, or provides Nucleic Acid-Based Technology or Delivery Technology;

•	“Nucleic Acid-Based Technology” shall mean technology regarding the research, development, manufacture, use or commercialization of nucleic acid-based constructs for therapeutic, prophylactic, or diagnostic purposes, including sequence and chemical moieties, sequence engineering, biology, manufacturing, and characterization of any nucleic acid-based constructs or any component thereof; and

•	“Delivery Technology” shall mean technology regarding the research, development, manufacture, use or commercialization of delivery vehicles for nucleic acid--based cargo.

Schedule 1

To:    ModernaTX, Inc.
From:    John Mendlein
Date: _____________________
SUBJECT:     Prior Inventions
The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:
    No inventions or improvements
    See below:
PCT and other patent filings for Fate Therapeutics (cell based therapies), and aTyr (new biologics and pathways)
My work with respect to use of transporters, ion channels and carriers to treat diseases prior to my services relationship with the Company
    Additional sheets attached
The following is a list of all patents and patent applications in which I have been named as an inventor:
    None
    See below:
see above______________________________________________
_______________________________________________________________
_______________________________________________________________

EXHIBIT B
Equity Summary
You acknowledge and agree that the table set forth below summarizes the status of all of your equity awards and equity interests as of the Last Day of Employment, as well as the opportunity for continued vesting during the Consulting Period and for the Extended Exercise Period following the end of the Consulting Period, all subject to the terms of the Strategic Advisor and Transition Agreement to which this Exhibit B is appended.
You may exercise any vested shares available to exercise through payment in full of the applicable exercise price per share. Any vested portion that you do not exercise within the Extended Exercise Period will be forfeited in full.

Grant Type	Grant ID	Grant Price	Grant Date	Expiration Date	Total Shares Granted	Vested and Exercisable Shares as of Last Day of Employment	Unvested Shares as of Last Day of Employment	Total Outstanding Shares	Treatment during Consulting Period	Vested and Exercisable Shares for 6 Months Following the end of Consulting Period

NQ	NHNQEXEC	$14.22	2/28/2018	2/28/2028	2,981,651	458,715	2,522,936	2,981,651	458,715 Fully vested and exercisable for 6 months after Consulting Period. Additional 114,679 vesting on 4/2/19* and 7/2/19* also exercisable for 6 months after Consulting Period	688,073**
NQ	BODNQ	$12.21	2/23/2017	2/23/2027	42,201	42,201	0	42,201	Fully Vested; Have 6 months after Consulting Period to exercise.	42,201
NQ	TOPUPNQ	$19.15	8/10/2016	8/10/2026	9,263	9,263	0	9,263	Fully Vested; Have 6 months after Consulting Period to exercise.	9,263
NQ	ANLNQ	$10.90	8/10/2016	2/23/2026	23,853	23,853	0	23,853	Fully Vested; Have 6 months after Consulting Period to exercise.	23,853

				Totals	3,056,968	534,032	2,522,936	3,056,968		763,390

*Continued vesting during the Consulting Period is governed by the Equity Documents, subject to the terms of the Strategic Advisor and Transition Agreement.
**This number assumes that the continued vesting specified in the previous box occurred during the Consulting Period.

EXHIBIT C

Follow-On Release

I, John Mendlein, hereby acknowledge and certify that I entered into a Strategic Advisor and Transition Agreement with ModernaTX, Inc. (the “Company”), dated January 17, 2019 (the “Agreement”). Pursuant to the Agreement, I am required to execute this Follow-On Release (this “Release”), which updates the release of claims set forth in Section 8 of the Agreement as a condition of receiving the Extended Exercise Period set forth in Section 5(b) of the Agreement. I understand that I may not sign this Release until on or after the last day of the Consulting Period (as defined in the Agreement), and that I must return it to the Company within ten (10) days after the last day of the Consulting Period.

I, therefore, agree as follows:

1.	A copy of this Release was attached to the Agreement as Exhibit C.

2.
In consideration of the benefits contained in the Agreement, including but not limited to the Extended Exercise Period forth in Section 5(b) of the Agreement, for which I become eligible only if I sign this Release, I hereby extend the release of claims set forth in Section 8 of the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Release (the “Effective Release Date”), subject to all other exclusions and terms set forth in the Agreement.

3.
I have carefully read and fully understand all of the provisions of this Release, I knowingly and voluntarily agree to all of the terms set forth in this Release, and I acknowledge that in entering into this Release, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this Release and the Agreement.

4.	I agree that this Release is part of the Agreement.

____________________________________    __________________________________
John Mendlein                        Date